Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE ANNOUNCES RESULTS

FOR QUARTER ENDED SEPTEMBER 30, 2006

Highlights:

•	Third consecutive quarter of profitability;
•	Net income and EBITDA increased substantially over prior year;
•	Increased focus on ASO contracts;
•	Acquisition of Haelan Corporation; and
•	Expanded Board.

Coral Springs, Florida (November 14, 2006) – CareGuide, Inc. (OTCBB: CGDE), a national disease and healthcare management company, today announced results for its quarter ended September 30, 2006.

For the quarter ended September 30, 2006, the Company reported revenues of $13.8 million, a 13.6% increase compared with $12.1 million for the quarter ended September 30, 2005. Net income for the quarter ended September 30, 2006, was $524 thousand as compared with a net loss of $1.4 million for the same period in the prior year. Loss from continuing operations for the quarter ended September 30, 2006, was $187 thousand as compared with a loss from continuing operations of $1.5 million for the same quarter in 2005. The Company’s earnings before interest and investment gains or losses, taxes, depreciation and amortization (EBITDA) from continuing operations, which the Company believes provides useful information to management and investors regarding the financial and business trends relating to its results of operations, was $761 thousand compared with a loss of $893 thousand for the same quarter in 2005. The Company recorded a gain from discontinued operations in the quarter ended September 30, 2006, of $711 thousand due to a favorable ruling in an arbitration proceeding.

During the quarter ended September 30, 2006, the Company began trading on the Over-the-Counter Bulletin Board under ticker symbol “CGDE,” which followed the change of the Company’s legal name to CareGuide, Inc. Previously, the Company had operated under the name Patient Infosystems, Inc., d/b/a CareGuide, and traded under the symbol “PATY.” The Company also announced during the quarter the addition of William C. Stapleton to the Company’s Board of Directors, expanding the number of Board members to six. Mr. Stapleton is also serving as Chairman of the Audit Committee.

On November 6, 2006, the Company issued a press release regarding the acquisition of Haelan Corporation, a privately held health improvement solutions company based in Indianapolis, Indiana. The Company also announced in that release that the Company and Aetna had come to an agreement to terminate their risk-based contracts effective as of January 31, 2007, after which time Aetna will fold the services CareGuide provided into its internal operations. However, CareGuide will continue to serve Aetna chronic care management administrative services only (ASO) business. Both the Haelan and Aetna events are consistent with CareGuide’s strategy to focus on growing the proportion of its revenue that is ASO, as opposed to business where the Company is at-risk for claims.

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CGDE Announces Results For Quarter Ended September 30, 2006

November 14, 2006

In commenting on the quarterly results, Chris E. Paterson, president and chief executive officer of CareGuide, said, “We are pleased with our progress and performance in the quarter ended September 30, 2006. The combination of continued profitability and the Haelan acquisition gives us a substantial amount of momentum for achieving our strategic goals. Our earlier decision to focus on ASO contracts, and our acquisition of Haelan, further solidifies CareGuide as a care and disease management organization with a complete and fully integrated set of products. The Haelan transaction, which we believe will close in late November, provides us with a unique predictive modeling tool and coaching intervention that gives us a competitive advantage. We believe this new product will give us an early mover advantage in our industry.”

Mr. Paterson added, “We believe that customers served by the merger of our two companies will benefit from the combination of Haelan’s One Care Street™, which employs a proprietary survey to identify at-risk individuals before they begin requiring high levels of medical resources, and CareGuide’s current care management and disease education offerings. We believe this transaction significantly advances CareGuide’s growth strategy and further differentiates us from our competitors. There is an opportunity to set the standard for delivery of care and disease management services in our industry, and we fully accept the challenge.”

The Company issued full calendar year guidance in a press release on March 8, 2006, where it estimated revenues for the full calendar year of 2006 would be between $60 million to $70 million and EBITDA would be between $3.5 million and $5 million. For the nine months ended September 30, 2006, the Company has reported revenues of $43.2 million and EBITDA of $3.9 million. The Company now believes that revenues will be slightly below the $60 million target due to timing issues, including delays in the ramping up of signed contracts. The Company expects EBITDA to be in the high end of the previously announced range.

The Company intends to change its fiscal year-end from March 31 to December 31 before the end of the 2006 calendar year.

The reconciliations from (loss) income from continuing operations to EBITDA for the three and six months ended September 30, 2006 and 2005, and the nine months ended September 30, 2006, are as follows (dollars in thousands):

	For the Three Months Ended		For the Six Months Ended		For the Nine Months Ended
	Sept. 30,		Sept. 30,		Sept. 30,
	2006	2005	2006	2005	2006
(Loss) income from continuing operations, GAAP basis	$ (187)	$ (1,466)	$ 228	$ (2,418)	$ 1,099
Depreciation and amortization	437	290	958	598	1,424
Interest income	(94)	(96)	(219)	(170)	(329)
Trading portfolio loss	174	-	387	-	403
Interest expense	412	378	818	731	1,221
Income tax expense	19	1	138	18	117
EBITDA (loss) from continuing operations, non-GAAP basis	$ 761	$ (893)	$ 2,310	$ (1,241)	$ 3,935

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CGDE Announces Results For Quarter Ended September 30, 2006

November 14, 2006

The Company’s management will host a conference call and webcast to discuss the earnings release at 11:30 a.m. Eastern time on Tuesday, November 14, 2006. To participate in the call, participants should dial 1-212-896-6061 approximately ten minutes prior to the start time of the call. A telephonic replay of the call may be accessed by dialing 1-800-633-8284 and entering access code 21309329. The replay will be available from 1:30 p.m. Eastern time on Tuesday, November 14, 2006, until 6:00 p.m. on Wednesday, November 15, 2006. The conference call will also be available for 30 days through the Company’s website at www.careguide.com and at www.earnings.com.

Headquartered in Coral Springs, Florida, CareGuide is a national disease and care management company serving the health and benefit plans of managed care organizations, employers, unions, third party administrators and government customers. Understanding that health status is dynamic and encompasses physical, mental and social qualities, CareGuide focuses on total population health management. The Company employs a unique approach to identify members of its clients’ populations who are at risk for medical destabilization, loss of productivity and high claims expense. Through flexible, evidence-based and member-centric interventions that are matched to the individual’s holistic health needs, hospital admissions are prevented and quality of life is enhanced. CareGuide distinguishes itself by combining high human touch with technology to assist chronically ill members in self-managing their health. Visit www.careguide.com for more information.

This release contains information about management’s view of the company’s future expectations, financial results, plans and prospects, including prospects for success of the acquisition of Haelan and the combination of the two companies, replacing revenues associated with its contracts with Aetna, prospects for growth of its ASO business, and improving its operating results in future periods, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to integrate Haelan into its operations and sell the combined company’s products, its ability to successfully transition from risk-based services to administrative service only contracts, its ability to compete with competitors and its ability to increase its business and revenue base, difficulties encountered in closing the Haelan transaction and integrating the business of Haelan, the competitive environment in the healthcare industry and competitive responses to the proposed merger, and the growth of the healthcare market, as well as other factors that are discussed in the Company’s filed Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, filed with the SEC on June 29, 2006, and the Company’s Quarterly Reports on Form-10-QSB for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006, and for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006, as well as other documents the Company files with the SEC.

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CGDE Announces Results For Quarter Ended September 30, 2006

November 14, 2006

CAREGUIDE

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par values)

	Sept. 30,	March 31,
	2006	2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$ 6,873	$ 8,399
Restricted cash available for current liabilities	4,516	4,894
Securities available for sale	38	99
Securities held for trading	441	827
Notes receivable	350	340
Accounts receivable, net of allowance for doubtful accounts f $544 and 430, respectively	3,500	3,859
Prepaid expenses and other current assets	458	440
Current assets of discontinued operations	1,000	351
Total current assets	17,176	19,209
Property and equipment, net	1,295	1,511
Intangibles and other assets, net	3,674	4,219
Goodwill	28,695	28,666
Restricted cash	884	618
Total assets	$ 51,724	$ 54,223

Liabilities and stockholders’ equity
Current liabilities:
Claims payable	$ 6,843	$ 8,260
Accounts payable and accrued expenses	4,103	6,095
Deferred revenue	1,312	1,355
Note payable	300	300
Current income tax liability	126	93
Current portion of capital lease obligations	1	67
Current liabilities of discontinued operations	1,129	1,018
Total current liabilities	13,814	17,188
Long-term liabilities:
Line of credit	8,000	8,000
Deferred tax liability	-	28
Legal settlement payable, net of current portion	300	300
Total liabilities	22,114	25,516

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 80,000,000 shares authorized; 7,538,976 shares issued and outstanding	675	675
Additional paid-in capital	62,014	61,742
Other comprehensive loss	(23)	(1)
Accumulated deficit	(33,056)	(33,709)
Total stockholders’ equity	29,610	28,707
Total liabilities and stockholders’ equity	$ 51,724	$ 54,223

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CGDE Announces Results For Quarter Ended September 30, 2006

November 14, 2006

CAREGUIDE

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
Revenues:	2006	2005	2006	2005
Capitation revenue	$ 9,093	$ 9,403	$ 17,994	$ 21,540
Administrative and fee revenue	4,658	2,704	9,554	5,127
Total revenues	13,751	12,107	27,548	26,667
Cost of services – direct service costs (excluding depreciation and amortization)	10,800	11,537	20,689	25,073
Gross profit	2,951	570	6,859	1,594

Operating costs and expenses:
Selling, general and dministrative expense	2,190	1,463	4,549	2,835
Depreciation and amortization	437	290	958	598
Total operating costs and expenses	2,627	1,753	5,507	3,433

Operating income (loss) from continuing operations	324	(1,183)	1,352	(1,839)

Other income (expense):
Interest and other income	94	96	219	170
Trading portfolio loss	(174)	-	(387)	-
Interest expense	(412)	(378)	(818)	(731)
(Loss) income from continuing operations before income taxes and discontinued operations	(168)	(1,465)	366	(2,400)

Income tax expense	(19)	(1)	(138)	(18)
(Loss) income from continuing operations	(187)	(1,466)	228	(2,418)
Income from discontinued operations	711	73	425	294
Net income (loss)	524	(1,393)	653	(2,124)
Accretion of preferred stock	-	(38)	-	(76)
Net income (loss) attributable to common stockholders	$ 524	$ (1,431)	$ 653	$ (2,200)

Net income (loss) per common share - basic and diluted:
Continuing operations	$ -	$ (0.18)	$ -	$ (0.30)
Discontinued operations	0.01	0.01	0.01	0.04
Net income (loss) per common share	$ 0.01	$ (0.17)	$ 0.01	$ (0.26)

Weighted average common shares outstanding:
Basic	67,539	8,256	67,539	8,256
Diluted	67,539	8,256	70,411	8,256

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CGDE Announces Results For Quarter Ended September 30, 2006

November 14, 2006

CAREGUIDE

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended September 30,
	2006	2005
Cash provided by (used in) operating activities:
Cash received from customers	$ 20,559	$ 17,895
Direct provider costs and claims settlements paid	(7,242)	(13,482)
Salary and benefits paid	(8,315)	(5,237)
Rent expense paid	(1,043)	(686)
Professional fees paid	(1,517)	(467)
Other operating expenses paid	(3,010)	(2,091)
Other income received	219	170
Interest expense paid	(376)	(251)
Income taxes paid	(166)	(24)
Net cash used in operating activities	(891)	(4,173)

Cash provided by (used in) investing activities:
Purchases of property and equipment	(112)	(229)
Restricted deposits, net	112	3,619
Merger costs paid	-	(194)
Net cash provided by investing activities	-	3,196

Cash provided by (used in) financing activities:
Principal payments of capital lease obligations	(67)	(137)
Proceeds from borrowing under line of credit facility	-	1,200
Return of capital	(568)	-
Net cash (used in) provided by financing activities	(635)	1,063

Net (decrease) increase in cash and cash equivalents	(1,526)	86
Cash and cash equivalents, beginning of period	8,399	1,432
Cash and cash equivalents, end of period	$ 6,873	$ 1,518

Reconciliation of net income (loss) to net cash used in operating activities:
Net income (loss)	$ 653	$ (2,124)
Adjustments to reconcile net income (loss)
to net cash used in operating activities:
Depreciation and amortization	958	598
Stock option compensation	42	36
Amortization of warrants	438	438
Decrease (increase) in accounts receivable	359	(514)
Increase in prepaid expenses and other current assets	(69)	(138)
Decrease in claims payable	(1,417)	(2,738)
Decrease in accounts payable and accrued expenses	(1,635)	(139)
(Decrease) increase in deferred revenue	(43)	405
Reverse trading portfolio loss	387	-
Increase in current income tax liability	32	-
Deferred tax benefit	(58)	-
(Increase) decrease in current assets of discontinued operations	(649)	570
Increase (decrease) in current liabilities of discontinued operations	111	(567)
Net cash used in operating activities	$ (891)	$ (4,173)

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